EXHIBIT 99.2

Charming Shoppes Announces Executive Leadership Appointment and Store-Related Initiatives

Dear Associates:

This morning, we made an announcement about the departure of one of our executives, and the appointment of one of our current executive leaders who has accepted an important leadership role on an interim basis.  Additionally, we announced a number of store initiatives.  First, I would like to address our executive management change.

Diane Paccione has accepted the position of Chief Executive Officer of DEB Shops, Inc.  The Company has begun a search for an appropriate successor to Diane.

Today, we have named Joe Baron, our Executive Vice President and Chief Operating Officer, to be responsible for the leadership of the Fashion Retail Group on an interim basis.  During this time, Joe will have the following executives reporting to him: Donna Desilets - Human Resources, Zig Glinski - Planning and Allocation, Keith Spirgel - Finance, Sue Dasse - Catherines Stores, Gary Thompson - Fashion Bug Stores, Susan Reiman - Outlets Stores, Bob Baker - Catherines, Melissa Novell – Fashion Bug, Jeff Elliott - Outlets, and Lynn Derry – Finishing Touches.

Since 2002, Joe served us as Executive Vice President and Chief Operating Officer.  His career in retailing has spanned over 35 years, including many management and executive management positions during his 30 year career at Sears, Roebuck & Co.

In the last six years, Joe has made many strong contributions to Charming Shoppes, including leading the development and launch of our outlet channel business, and building a platform which has supported the strong growth of our e-commerce business.  Most recently, we called upon Joe’s leadership and organizational talents to transition our direct-to-consumer business through an executive leadership change, which contributed to the successful launch of the Lane Bryant Woman catalog, and improvements in our core catalog businesses.

Through his time at Charming Shoppes, Joe has worked closely with many of our associates.  Joe has accepted his new role with great enthusiasm, and is looking forward to renewing and continuing strong relationships with so many of you, as well as beginning new affiliations within the newly structured FRG.

Secondly, I would like to discuss our external press release announcement made this morning relating to our Company’s store groups.

Following an ongoing review of our operations, we are announcing a number of actions in order to improve our profitability as we operate in this weak retail environment.

These were difficult, but necessary, actions and we are confident that by streamlining our operations, we will further strengthen Charming Shoppes’ operational and financial performance, and better position the Company for long-term growth and success in this difficult environment.

The initiatives announced today include:

•	Approximately 150 store closings;
•	The closing of our Petite Sophisticate full-line chain; and
•	A significant decrease in the capital budget, including a reduction in the number of planned store openings for fiscal year 2009.

We have identified approximately 150 unprofitable store locations to be closed.  The closings, which will be executed throughout the year, include about 100 Fashion Bug locations, 40 Lane Bryant stores, and 10 Catherines stores.  In a majority of cases, the closing store is in a market area supported by a number of our stores, and we will make every effort to accommodate associates from closed stores to other area stores.

We have also announced the closing of our four-store Petite Sophisticate Retail concept, which was launched during fiscal year 2008.  Although we continue to view Petite Sophisticate as an exciting growth opportunity, our more immediate priorities call for dedicating a greater focus to our core businesses.  This decision does not impact our 52 Petite Sophisticate Outlet stores, the majority of which operate in side-by-side locations with our Lane Bryant Outlet stores.

Key elements of our 2008 capital plan include a meaningful reduction to our plan for new store openings and relocations, as well as reductions in infrastructure spending.  Of course, as usual, we continue to identify ideas on how to contain our operating expenditures.

Joe Baron and I will be hosting a Town Hall Up2Date Live today on Tuesday, February 5, 2008 at 3:00pm and 3:45pm.  Additionally, a 4:30pm session has been added to the schedule for our Fashion Retail Group associates.  I invite you to come prepared with your questions, on any topic, ranging from executive changes, to the current business environment, to an update on our efforts in streamlining our operations.

I would like to personally thank you for your continued support as we build our multi-brand, multi-channel business model.

Sincerely,

Dorrit J. Bern